Exhibit 10.4
SECOND AMENDMENT
TO THE
AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT
     This amendment (“Amendment”) is made and entered into as of the 4th day of June, 2009 by and between American Team Managers Insurance Services, Inc. (“ATM”) and Specialty Underwriters’ Alliance, Inc., and amends the AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT (“Agreement”) entered into by the parties on September 8, 2005. Any terms defined in the Agreement and used herein shall have the same meaning in this Amendment as in the Agreement. In the event that any provision of this Amendment and any provision of the Agreement are inconsistent or conflicting, the provision of this Amendment shall control, but only to the extent that such provision is inconsistent or conflicting with the Agreement. Any capitalized terms not defined herein shall be defined as in the Agreement.
     NOW, THEREFORE, and in consideration of the mutual agreements and covenants set forth, the parties wish to amend the Agreement as follows:
1. Subsection (c)(i) of Section 4: Exchange Right shall be deleted in its entirety and replaced with the following:
Exchange Right. (i) At any time and from time to time after the fifth anniversary of the date of that certain Partner Agent Program Agreement between the Company and the Purchaser (the “Partner Agent Agreement”), provided that the Partner Agent Agreement is still in effect and has not been terminated by either party thereto, the Purchaser shall have the right, but not the obligation, to exchange its shares of Class B Stock for an equal number of shares of Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in such security); provided, further, that after the fifth anniversary of the date of the Partner Agent Agreement and for so long as the Partner Agent Agreement is in effect, including any day or days on which the Purchaser exercises such exchange right, the Purchaser must retain legal and beneficial ownership for its own benefit of such number of shares of Class B Stock as could be exchanged for the same number of shares of Common Stock, whichever is less, (1) with a value on such date of $500,000, as determined pursuant to Section 4(g) or (2) which equals half of the number of shares of Class B Stock purchased by the Purchaser pursuant to this Agreement.
2. The following provision of Subsection (g) of Section 4: Purchase obligation shall be deleted in its entirety:
“If the aggregate value of the Class B Stock held by the Purchaser is determined to be less than $500,000, then the Purchaser shall purchase from the Company such number of shares of Class B Stock as would equal the difference between the value of the Class B Stock as determined herein and $500,000.”

The deleted provision shall be replaced with the following:
“If the aggregate value of the Class B Stock held by the Purchaser is determined to be less than $500,000, then the Purchaser shall purchase from the Company such number of shares of Class B Stock, if any, as would equal, whichever is less, (1) the difference between the value of the Class B Stock as determined herein and $500,000 or (2) half of the number of shares of Class B Stock purchased by the Purchaser pursuant to this Agreement.”
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day, month and year above written.
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/ Daniel A. Cacchione
Name:	Daniel A. Cacchione
Title:	Senior Vice President, Chief Underwriting Officer

AMERICAN TEAM MANAGERS INSURANCE SERVICES, INC.

By:	/s/ Chris Michaels
Name:	Chris Michaels
Title:	Chief Executive Officer

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